Exhibit 10.6

SEPARATION AND TRANSITION SERVICES AGREEMENT

This Separation and Transition Services Agreement, dated as of May 11, 2012 (this "Agreement") is entered into by and between Kelly Hickel, an individual ("Hickel") and Therabiogen, Inc., a Nevada corporation (the "Company").

1.        Separation.  Hickel agrees to provide transitional consulting services, as the Company may reasonably require, during the next 90 days (the "Transition Period") in order to train new officers, managers and/or directors of the Company in all facets of the Company's business.  In consideration for these transitional services, Hickel shall be paid $10,000, which shall be paid as the second $10,000 of funds that come in after Dean Blechman receives his first $10,000 payment. Hickel agrees that as of the end of the Transition Period, he shall automatically resign from any all positions held as an officer, director and/or manager of the Company without any action on the part of either party required in order to effectuate such resignation The Company agrees that Hickel shall not be terminated during this Transition Period, unless for cause as defined in the Blechman Consulting Agreement.

2.         Release.  In consideration of receiving the payments set forth in Section 1 above in connection with the rendering of transitional services to the Company, Hickel hereby releases and discharges the Company and its officer, directors, managers, members, agents, employees, successor and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity that Hickel ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever and TheraBiogen, Inc. shall mutually release Hickel on the same terms and description. The indemnification provided to Officers and Directors of TheraBiogen, Inc. shall still apply as it has done and does still for all Officers and Directors, notwithstanding this release.

3.        Non-Participation.  Hickel agrees that he shall not, at any time following the expiration of the Transition Period, for himself or on behalf of any third party, have any affiliation with the Company (other than as a passive owner of the Company's securities), or have any contact whatsoever with, or do business with, any of the Company's officers, directors, managers, members, employees, agents, customers, vendors, suppliers, representatives or any other third parties affiliated with the Company in any way unless requested by the Company. Hickel shall not, at any time, say anything which is harmful to the reputation of the Company or any of its affiliated, or which could be reasonably expected  to  lead  any  person  to  cease  to  deal  with  the  Company  on  substantially equivalent terms to those previously offered or at all.  Hickel agrees that if he breaches, or threatens to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief without the need to post a bond or other undertaking to restrain any such breach.

4.         Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to the conflicts or choice of law provisions thereof.   Any legal action commenced in connection with, directly or indirectly, this Agreement may be commenced in the State of New York, County of Nassau or the Eastern District of New York.

5.         Entire Agreement, Modification and Construction.  This Agreement contains the entire understanding between the Company and Hickel, and supersedes and replaces any and all prior agreements between the parties concerning the subject matter hereof. The terms and conditions hereof may be changed only by an agreement in writing signed by the Company and Hickel.

6.         Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  This Agreement shall be binding upon the execution and delivery by facsimile or electronic transmission by all parties to this Agreement as if the same were manually executed and delivered by such parties.

7.         Severability.  The parties agree that if any portion or provision of this Agreement is to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the court may amend such portion or provision so as to comply with the law in a manner consistent with the intention of this Agreement, the remainder of this Agreement, or the application of such illegal or unenforceable portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of the Agreement will be valid and enforceable to the fullest extent permitted by law.  In the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal or functional coverage, such provision will be deemed to extend only over the maximum geographic, temporal and functional scope as to which it may be enforceable.

8.         Hickel's  Review  of  this  Agreement.    Hickel  acknowledges  that  he  has  (i) carefully  read  this  Agreement,  (ii)  had  an  opportunity  to  consult  with  independent counsel of his own choosing with respect to this Agreement, which counsel negotiated this Agreement on Executive’s behalf, and (iii) entered into this Agreement of his own free will.

IN  WITNESS  WHEREOF,  the  Company  and  Hickel  have  executed  this Agreement as of the date first written above.

THE COMPANY

Therabiogen, Inc.

By: /s/ Kelly T. Hickel

CEO